SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
November 13, 2009 (November 11, 2009)
Date of Report (Date of earliest event reported)
RED LION HOTELS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Jurisdiction of Incorporation)	001-13957 (Commission file number)	91-1032187 (I.R.S. Employer Identification No.)
201 W. North River Drive
Suite 100
Spokane, Washington 99201
(Address of Principal Executive Offices, Zip Code)
(509) 459-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a—12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d—2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e—4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On November 11, 2009, our board of directors increased the size of the board from seven to eight persons and appointed Raymond R. Brandstrom to fill the resulting vacancy. Mr. Brandstrom has not yet been appointed to serve on any board committees. He will serve as a Class C director and, in accordance with our bylaws and Washington law, his term will expire at our next annual meeting of shareholders. Our board expects that Mr. Brandstrom will be nominated to stand for election as a Class C director at that meeting.
Mr. Brandstrom currently serves as a director and Executive Vice President of Finance, Chief Financial Officer and Secretary of Emeritus Corporation, a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens. Daniel R. Baty, the Chairman of the Board and Co-Chief Executive Officer of Emeritus Corporation, is a principal of Columbia Pacific Opportunity Fund, L.P., our largest shareholder.
Our board has affirmatively determined that Mr. Brandstrom is independent of our company and its management under New York Stock Exchange listing standards and the standards set forth in our Corporate Governance Guidelines.
Mr. Brandstrom will receive the standard compensation amounts payable to our non-employee directors, as described in our definitive proxy statement filed with the Securities and Exchange Commission on April 22, 2009 (except that the value of the shares of common stock granted to each director at each annual meeting of shareholders is $25,000 rather than $30,000 as stated in that description). These compensation amounts will be prorated to reflect the portion of the year that Mr. Brandstrom will be serving as a director. Effective as of his appointment, Mr. Brandstrom received a grant of 3,146 shares of our common stock, which constitutes a pro rata payment for the amounts due through the end of 2009. For each subsequent fiscal quarter, Mr. Brandstrom will be entitled to receive additional shares of common stock having a value of $7,125.
A copy of our November 13, 2009 press release announcing the appointment of Mr. Brandstrom is included as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit
99.1	Press Release dated November 13, 2009

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION
Dated: November 13, 2009	By:	/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Senior Vice President, General Counsel and Secretary

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